Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-183172 and 333-165162 on Form S-3, 333‑136911 on Form S-4, and 333-150312, 333-150311, 333-140912, 333-71990, 333-71992, 333-81134, 333-168540, 333-127890, and 333‑127889 on Form S‑8 of Integrys Energy Group, Inc. of our report dated February 1, 2013, relating to the financial statements of American Transmission Company LLC, appearing in this Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2013